Exhibit 5.2


                    [Letterhead of Darden Restaurants, Inc.]

Darden Restaurants, Inc.
5900 Lake Ellenor Drive
Orlando, FL 32809

         Re:      Registration Statement on Form S-3
                  File No. 333-127046

Ladies and Gentlemen:

     I am Senior Associate General Counsel of Darden Restaurants, Inc., a Florida corporation (the "Company"), and in such capacity I am familiar with the above-captioned Registration Statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act"), of debt securities of the Company having an aggregate initial offering price of $475,000,000 to be offered from time to time, and a Prospectus Supplement dated August 9, 2005 to the Prospectus dated August 5, 2005 (together, the "Prospectus") relating to the offer and sale by the Company under the Registration Statement of $150,000,000 aggregate principal amount of 4.875% Senior Notes due 2010 (the "2010 Notes") and $150,000,000 aggregate principal amount of 6.000% Senior Notes due 2035 (the "2035 Notes" and, together with the 2010 Notes, the "Notes"). The Notes are to be issued under the Indenture dated as of January 1, 1996 (the "Indenture") between the Company and Wells Fargo Bank, National Association (as successor to Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association), as trustee (the "Trustee") and sold pursuant to the Underwriting Agreement dated August 9, 2005 (the "Underwriting Agreement") among the Company and Banc of America Securities LLC, Wachovia Capital Markets, LLC, SunTrust Capital Markets, LLC, Wells Fargo Securities, LLC, Comerica Securities, Inc., Fifth Third Securities, Inc., Piper Jaffray & Company and Williams Capital Group, L.P. (the "Underwriters") and the Terms Agreement dated August 9, 2005 among the Company and the Underwriters.

     For purposes of this opinion I have examined the following:

     (a)  the Articles of Incorporation, as amended, of the Company;

     (b)  the Bylaws, as amended, of the Company;

     (c) resolutions of the Board of Directors of the Company adopted on March 22, 2005 (the "Resolutions");

     (d)  the Underwriting Agreement;

     (e)  the Terms Agreement;

     (f)  the Indenture;

     (g)  the Registration Statement and the Prospectus;

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Darden Restaurants, Inc.
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     (h)  the Officers'  Certificate  and  Authentication  Order dated August 9,
          2005 relating to the 2010 Notes;

     (i) the Officers' Certificate and Authentication Order dated August 9, 2005 relating to the 2035 Notes;

     (j)  a specimen of the 2010 Notes; and

     (k)  a specimen of the 2035 Notes.

     I have also examined such other documents and reviewed such questions of law as I have considered necessary and appropriate for the purposes of my opinions set forth below. In rendering my opinions, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action
(corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinions, I have relied upon certificates of officers of the Company and of public officials.

     Based on the foregoing, I am of the opinion that:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida.

     2. The Company has the corporate power to execute, deliver and perform its obligations under the Indenture and the Notes.

     3. The Notes have been duly authorized by all requisite corporate action and, when duly executed by the Company in accordance with the Resolutions and the Indenture, authenticated by the Trustee in the manner provided for in the Indenture and delivered on behalf of the Company against payment of the consideration therefor specified in the Terms Agreement, will have been duly executed and delivered by the Company.

     My opinions expressed above are limited to the laws of the State of Florida.

     I hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Validity of Debt Securities" contained in the Prospectus.

Dated:  August 11, 2005
                                            Very truly yours,



                                            /s/ Douglas E. Wentz
                                                Senior Associate General Counsel